                            SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by sec. 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 14a-11(c) or Rule 14a-12

                          ORBITAL SCIENCES CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X]  No Fee Required.

     [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
          0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[ ]  Fee paid previously with preliminary materials:

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[ ]  Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by Registration Statement number, or the Form or Schedule and the date of its filing.

     (1) Amount previously paid:

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

                                                                 [ORBITAL LOGO]

March 25, 1998

Dear Stockholder:

     It is my pleasure to invite you to the Annual Meeting of Stockholders of Orbital Sciences Corporation to be held on Thursday, April 23, 1998 at 9:00 A.M. at the Company's headquarters located at 21700 Atlantic Boulevard, Dulles, Virginia 20166.

     Whether or not you plan to attend, and regardless of the number of shares you own, it is important that your shares be represented at the meeting. You are accordingly urged to sign, date and return your proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States. Your return of a proxy in advance will not affect your right to vote in person at the meeting.

     I hope that you will be able to attend the meeting. The officers and directors of the Company look forward to seeing you at that time.

Sincerely,

/s/ DAVID W. THOMPSON

DAVID W. THOMPSON
Chairman of the Board, President
and Chief Executive Officer

                          ORBITAL SCIENCES CORPORATION
                            21700 ATLANTIC BOULEVARD
                             DULLES, VIRGINIA 20166

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 23, 1998
                            ------------------------

     The Annual Meeting of Stockholders of Orbital Sciences Corporation (the "Company"), a Delaware corporation, will be held at the Company's headquarters located at 21700 Atlantic Boulevard, Dulles, Virginia 20166, on Thursday, April 23, 1998 at 9:00 A.M. for the following purposes:

        1. To elect five Directors for three-year terms ending in 2001.

        2. To approve an amendment to the Orbital Sciences Corporation 1997 Stock Option and Incentive Plan increasing the number of shares of Common Stock authorized for issuance under the Plan from 1,600,000 to 3,200,000.

        3. To ratify the appointment of KPMG Peat Marwick LLP as independent auditors of the Company.

        4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has set March 6, 1998 as the record date for the meeting. This means that owners of the Company's Common Stock at the close of business on that date are entitled to receive notice of the meeting and to vote at the meeting and any adjournments or postponements thereof.

EACH STOCKHOLDER IS URGED TO VOTE PROMPTLY BY SIGNING AND RETURNING THE ENCLOSED PROXY CARD. IF A STOCKHOLDER DECIDES TO ATTEND THE MEETING, HE OR SHE MAY REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

By Order of the Board of Directors,

/s/ LESLIE C. SEEMAN

LESLIE C. SEEMAN
Senior Vice President, General Counsel
and Secretary

March 25, 1998

                          ORBITAL SCIENCES CORPORATION
                            21700 ATLANTIC BOULEVARD
                             DULLES, VIRGINIA 20166

                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------

     The accompanying proxy is solicited by and on behalf of the Board of Directors of Orbital Sciences Corporation (the "Company" or "Orbital") for use at the Annual Meeting of Stockholders to be held at the Company's headquarters located at 21700 Atlantic Boulevard, Dulles, Virginia 20166, on Thursday, April 23, 1998 at 9:00 A.M. and any adjournments thereof.

     The Board of Directors has fixed the close of business on March 6, 1998 (the "Record Date") for determining stockholders who are entitled to vote at the Annual Meeting of Stockholders. On the Record Date, there were 32,909,351 shares of common stock, par value $0.01 per share (the "Common Stock"), outstanding, the holders of which are entitled to one vote per share on each matter to come before the meeting. Proxies properly executed and returned will be voted at the meeting in accordance with any directions noted. Any proxy on which no directions are indicated will be voted FOR the election of the nominees for director set forth below and FOR the other proposals described in this Proxy Statement. Proxies will be voted in the discretion of the holders of the proxy with respect to any other business that may properly come before the meeting and all matters incidental to the conduct of the meeting. Any stockholder signing and delivering a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a written revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked. Any stockholder attending the meeting in person may revoke his or her proxy and vote his or her shares.

     This Proxy Statement and accompanying form of proxy will be first mailed to stockholders on or about March 25, 1998.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

     Five directors are to be elected at the 1998 Annual Meeting for three-year terms that expire in 2001. Nine other directors have been elected to, or appointed to fill vacancies for, terms that end in either 1999 or 2000, as indicated below. The term of office of each nominated director will be for three years expiring at the 2001 Annual Meeting of Stockholders and until a successor is elected and qualified or until such director's death, removal or resignation. If any nominees for directors should become unavailable, the Human Resources and Nominating Committee of the Board of Directors would designate substitute nominees and proxies would be voted for such substitutes. Management does not anticipate that any of the nominees will become unavailable.

     In order to be elected, a nominee must receive the vote of a plurality of the outstanding shares of Common Stock represented at the meeting and entitled to vote. The five nominees for election as directors at the Annual Meeting who receive the greatest number of votes properly cast for the election of directors will be elected directors. Shares that are withheld and broker nonvotes will have no effect on the outcome of the election.

     The Board of Directors recommends that you vote FOR the election of the nominees named. Unless instructions are given to the contrary, it is the intention of the persons named as proxies to vote the shares to which the proxy is related FOR the election of each of the nominees listed below.

     Set forth below is certain information (as of March 1, 1998) concerning each of the nominees and each person whose term of office as a director will continue after the Annual Meeting.

               DIRECTORS TO BE ELECTED AT THE 1998 ANNUAL MEETING

FRED C. ALCORN, 67
Member of Human Resources and Nominating Committee

Fred C. Alcorn has been a Director of the Company since 1983. Since 1975, Mr. Alcorn has been President of Alcorn Oil & Gas Company and Alcorn Development Company.

LENNARD A. FISK, 54
Member of Strategy and Technology Committee

Lennard A. Fisk has been a Director of the Company since October 1993. Since 1993, Dr. Fisk has been Professor and Chairman of the Department of Atmospheric, Oceanic, and Space Sciences at the University of Michigan. From 1987 until 1993, he was Associate Administrator for Space Science and Applications at the National Aeronautics and Space Administration ("NASA"). From 1977 until 1987, he held various positions at the University of New Hampshire, including Vice President for Research and Financial Affairs.

JACK L. KERREBROCK, 70
Member of Strategy and Technology Committee

Jack L. Kerrebrock has been a Director of the Company since January 1993. From 1984 until 1993, he was a Director of Orbital's then wholly owned subsidiary, Orbital Research Corporation ("ORC"). Since 1965, Dr. Kerrebrock has been a Professor of Aeronautics and Astronautics at the Massachusetts Institute of Technology ("MIT"). He also served as NASA Associate Administrator for Aeronautics and Space Technology from 1981 to 1983.

DAVID W. THOMPSON, 43
Chairman of the Board

David W. Thompson is a co-founder of Orbital and has been Chairman of the Board, President and Chief Executive Officer of the Company since 1982. Prior to founding Orbital, Mr. Thompson was employed by Hughes Electronics Corporation as special assistant to the President of its Missile Systems Group and by NASA at the Marshall Space Flight Center as a project manager and engineer, and also worked on the Space Shuttle's autopilot design at the Charles Stark Draper Laboratory. Mr. Thompson serves as Chairman of the Board and Chief Executive Officer of Orbital Imaging Corporation ("ORBIMAGE"), as Chairman of Magellan Corporation ("Magellan"), and as a Director of ORBCOMM Global, L.P. ("ORBCOMM"), each an Orbital affiliate. Mr. Thompson is a Fellow of the American Institute of Aeronautics and Astronautics, the American Astronautical Society and the Royal Aeronautical Society.

JAMES R. THOMPSON, 61

James R. Thompson (who is not related to David W. Thompson) has been Executive Vice President and General Manager/Launch Systems Group since 1993 and a Director of the Company since 1992. Mr. Thompson was Executive Vice President and Chief Technical Officer of Orbital from 1991 to 1993. He was Deputy Administrator of NASA from 1989 to 1991. From 1986 until 1989, Mr. Thompson was Director of NASA's Marshall Space Flight Center. Mr. Thompson was Deputy Director for Technical Operations at Princeton University's Plasma Physics Laboratory from 1983 through 1986. Before that, he had a 20-year career with NASA at the Marshall Space Flight Center. He is a Director of Nichols Research Corp., an engineering analysis and services company, and SPACEHAB Incorporated, a space module supplier.

                      DIRECTORS WHOSE TERMS EXPIRE IN 1999

KELLY H. BURKE, 68
Chairman of Human Resources and Nominating Committee

Kelly H. Burke has been a Director of the Company since 1984. In 1982, General Burke retired from the U.S. Air Force. Since that time, General Burke has been Chairman of Stafford, Burke and Hecker, Inc., an aerospace consulting firm. During 30 years of U.S. Air Force service, General Burke held a wide variety of command and staff positions, culminating with that of Deputy Chief of Staff for Research, Development and Acquisition at the Pentagon. Additionally, he has served as an advisor to the White House Science Office, the National Academy of Sciences, the Defense Science Board and the U.S. Air Force Scientific Advisory Board.

BRUCE W. FERGUSON, 43

Bruce W. Ferguson is a co-founder of Orbital and has been Senior Vice President, Special Projects since July 1997, and a Director of the Company since 1982. Mr. Ferguson was Executive Vice President and General Manager/Communications and Information Services Group from 1993 until 1997, and Executive Vice President and Chief Operating Officer of Orbital from 1989 to 1993. From 1985 to 1989, he was Senior Vice President/Finance and Administration and General Counsel of Orbital. Mr. Ferguson is a fellow at the Center for International Science and Technology Policy and Center for Space Policy at The George Washington University. Mr. Ferguson is also a Director of ORBIMAGE.

DANIEL J. FINK, 71
Chairman of Strategy and Technology Committee and Member of Audit and Finance Committee

Daniel J. Fink has been a Director of the Company since 1983. Since 1982, Mr. Fink has been President of D.J. Fink Associates, Inc., a management consulting firm. From 1967 until 1982, Mr. Fink held a variety of positions at General Electric Company, including the position of Senior Vice President from 1979 to 1982. He is a Director of Titan Corporation, a former member of the Defense Science Board and a former Chairman of the NASA Advisory Council.

JANICE I. OBUCHOWSKI, 46
Member of Strategy and Technology Committee

Janice I. Obuchowski was appointed by the Board of Directors in December 1996 to fill a vacancy on the Board. Ms. Obuchowski is a founder and Executive Vice President of NextWave TeleCom, Inc., a wireless personal communications services provider. Since February 1992, she has been President of Freedom Technologies, Incorporated, a telecommunications research and consulting firm. From 1989 to 1992, she served as the Assistant Secretary for Communications and Information in the U.S. Department of Commerce and Administrator of the National Telecommunications and Information Agency. From 1980 to 1987, Ms. Obuchowski served in a variety of positions at the U.S. Federal Communications Commission, including Chief of the Common Carrier Bureau's International Policy Division and Senior Advisor to the Chairman.

FRANK L. SALIZZONI, 59
Member of Audit and Finance Committee

Frank L. Salizzoni was appointed by the Board of Directors in December 1996 to fill a vacancy on the Board. Mr. Salizzoni has been President and Chief Executive Officer of H&R Block, Inc. since 1996. From 1994 until 1996, Mr. Salizzoni was President and Chief Operating Officer of USAir, Inc. and USAir Group, Inc. He joined USAir as Executive Vice President-Finance and Chief Financial Officer in 1990. From 1987 to 1989, Mr. Salizzoni was Chairman and Chief Executive Officer of TW Services, one of the largest food services companies in the United States. Mr. Salizzoni held several senior financial management positions from 1967 to 1987 with Trans World Airlines and its parent company, Transworld Corporation. Mr. Salizzoni is a Director of H&R Block and SKF USA, Inc.

                      DIRECTORS WHOSE TERMS EXPIRE IN 2000

DOUGLAS S. LUKE, 56
Chairman of Audit and Finance Committee and Member of Human Resources and Nominating Committee

Douglas S. Luke has been a Director of the Company since 1983. Since 1991, Mr. Luke has been President and Chief Executive Officer of WLD Enterprises, Inc., a private investment firm. From 1979 until 1990, he held various positions with Rothschild, Inc., including the position of Managing Director from 1987 until 1990. Mr. Luke is currently a Director of Regency Realty Corporation and Westvaco Corporation.

JOHN L. MCLUCAS, 77
Member of Human Resources and Nominating Committee and Strategy and Technology Committee

John L. McLucas has been a Director of the Company since 1993. From 1987 until 1993, he was a Director of ORC. He was formerly Chairman of the International Space University and currently serves on its Board of Advisors. From 1988 to 1991, he was Chairman of the NASA Advisory Council and Chairman of the U.S. Air Force Studies Board. From 1985 to 1988, he was Chairman of QuesTech, Inc. From 1977 to 1985, Dr. McLucas was Executive Vice President of COMSAT Corporation. Prior to 1977, Dr. McLucas held a variety of positions, including Administrator of the Federal Aviation Administration, Secretary of the U.S. Air Force and President of MITRE Corporation.

HARRISON H. SCHMITT, 62
Member of Audit and Finance Committee and Strategy and Technology Committee

Harrison H. Schmitt has been a Director of the Company since 1983. From 1982 until the present, Dr. Schmitt has served in various capacities as a consultant. From 1976 to 1982, Dr. Schmitt was a United

States Senator from New Mexico, during which time he chaired the Senate Science, Technology and Space Subcommittee, which oversees all non-military space-related research and development programs of the U.S. Government. From 1974 to 1975, he was NASA Assistant Administrator for Energy Programs. From 1965 to 1973, he was a NASA astronaut. As Lunar Module Pilot on Apollo 17 in 1972, he explored the Moon's surface.

SCOTT L. WEBSTER, 45

Scott L. Webster is a co-founder of Orbital and has been a Director of the Company since 1982. In early 1998, Mr. Webster became Chairman of the Board and Chief Executive Officer of ORBCOMM. From 1993 to 1997, Mr. Webster served in various consulting capacities with the Company. He served as President of Orbital's Space Data Division from 1990 until 1993, and Executive Vice President of that Division from 1989 to 1990. Mr. Webster served as Orbital's Senior Vice President/Marketing and Vice President of Marketing from Orbital's inception in 1982 until 1989. Previously, he held technical and management positions at Advanced Technology Laboratories and Litton Industries, Inc.

INFORMATION CONCERNING THE BOARD AND ITS COMMITTEES

Meetings and Committees

     During 1997, the Board of Directors held nine meetings and took action by unanimous written consent two times. The Board has three standing committees: the Audit and Finance Committee, the Human Resources and Nominating Committee, and the Strategy and Technology Committee. Each incumbent director attended at least 75 percent of all meetings of the Board and committees of which he or she was a member. The biographical information in the immediately preceding section identifies the committee memberships held by each director.

     The Audit and Finance Committee, which held four meetings and took action by unanimous written consent once in 1997, reviews corporate financial performance and planning; evaluates Company financings and financial aspects of potential acquisitions, divestitures and joint ventures; recommends annually the persons or firm to be employed by the Company as its independent auditors; consults with the independent auditors with regard to the plan of audit; reviews, in consultation with the independent auditors, the audit report and the accompanying management letter, if any, of such independent auditors; and consults with the independent auditors with regard to the adequacy of internal controls of the Company.

     The Human Resources and Nominating Committee, which held five meetings and took action by unanimous written consent twice in 1997, administers the Company's 1997 Stock Option and Incentive Plan (the "1997 Option Plan"), and during 1997, reviewed option grants pursuant to the 1996 Stock Option Plan of Orbital's subsidiary, Magellan (the "Magellan Option Plan"); approves compensation arrangements for directors, executive officers and certain other members of management; evaluates compensation plans and policies and makes recommendations to the Board with respect thereto; oversees the Company's defined contribution and deferred compensation plans; considers issues of management development, evaluation and succession; reviews corporate human resources matters, including issues relating to workforce recruiting and retention; and nominates candidates for positions on the Board. In addition, the Committee will consider nominees for directors recommended by stockholders if such recommendations are in writing, are filed with the Secretary of the Company by the time specified in the Company's By-Laws and include the information specified in the Company's By-Laws.

     The Strategy and Technology Committee, which held three meetings during 1997, is responsible for giving initial Board-level consideration to certain advanced technology and business strategy issues, which may include competitive assessments, major program reviews and assessments, evaluation of technical and market risks associated with new product development, and potential acquisition, divestiture and joint venture evaluations.

Director Compensation

     Currently, four members of the Board of Directors are salaried employees of the Company or its affiliates. Such employee directors receive no additional compensation for serving on the Board. Board members that are not salaried employees receive separate compensation for Board service. That compensation includes: (i) an annual retainer in the form of cash or restricted stock or a combination of the two, (ii) attendance fees, (iii) stock options and (iv) in some instances, restricted stock awards.

     Retainer and Fees. Nonemployee directors receive an annual retainer of $7,500, along with $1,000 for each Board or committee meeting attended. As described below, nonemployee directors may elect to receive their annual retainer in restricted Common Stock of the Company. Nonemployee directors also are reimbursed for out-of-pocket expenses in connection with Board and committee service.

     Options and Restricted Stock. Under the 1997 Option Plan, nonemployee directors receive an annual grant on January 2 of options to purchase 3,000 shares of Common Stock at an exercise price equal to the fair market value on that date. On January 2, 1997, the option exercise price was $16.63 per share. The option grant vests one year from the grant date.

     In 1997, the Board adopted two nonemployee director compensation programs that are intended to incentivize nonemployee directors to increase their equity ownership in the Company and to directly align their financial interests with those of stockholders. The first is a compensation program that allows nonemployee directors to elect to receive shares of restricted Common Stock instead of their annual cash retainer. Nonemployee directors making this election receive a matching award of an equal number of shares of restricted Common Stock. The grant, including the matching award of restricted Common Stock, vests in its entirety two years from the date of grant. During 1997, the Company issued a total of 10,340 shares of restricted Common Stock to all ten eligible directors in lieu of a cash annual retainer.

     In addition, under the Nonemployee Director Stock Purchase Program, the Company matches a nonemployee director's purchase of up to $10,000 worth of shares of Common Stock in the open market in the calendar year with a grant of restricted Common Stock under the 1997 Option Plan. The grant of restricted Common Stock is equal to the dollar value of the nonemployee director's stock purchase in any given calendar quarter divided by the average closing sales price of the Company's Common Stock during that calendar quarter. The grant vests in its entirety in two years. In 1997, the Company issued a total of 3,052 shares of restricted Common Stock to five nonemployee directors who participated in the program.

SUMMARY COMPENSATION TABLE

     The following table sets forth a summary of all compensation earned, awarded or paid in the fiscal years ended December 31, 1997, 1996 and 1995, as applicable, to those persons who were at December 31, 1997, the Chief Executive Officer and the four most highly compensated executive officers of the Company (collectively, the "Named Officers").

                                                                                    LONG-TERM
                                                     ANNUAL COMPENSATION           COMPENSATION
                                              ----------------------------------   ------------
                                                                       OTHER        SECURITIES
                                                                       ANNUAL       UNDERLYING     ALL OTHER
 NAME AND PRINCIPAL POSITION      YEAR         SALARY     BONUS     COMPENSATION    OPTIONS(#)    COMPENSATION
 ---------------------------      ----         ------     -----     ------------    ----------    ------------
David W. Thompson.............    1997        $375,000   $280,000       --           105,000(c)    $1,442,735(a)(b)
Chairman of the Board,                                                                50,000
President and Chief Executive                                                         40,000(d)
Officer

                                  1996         300,000    153,000       --            45,000          263,445(e)
                                                                                     150,000(c)
                                                                                     200,000(d)

                                  1995         300,000    121,500       --            25,000           16,048(f)

James R. Thompson.............    1997         255,000    114,800       --            30,000           16,896(a)
Executive Vice President and
General Manager/Launch Systems    1996         245,000    154,125       --            45,000           17,483(f)
  Group                                                                               20,000(d)

                                  1995         235,000     79,300       --            15,000           15,259(f)

Michael D. Griffin............    1997         250,000    112,500       --            30,000           16,750(a)
Executive Vice President and                                                          50,000(c)
Chief Technical Officer           1996         225,000     95,625       --            25,000           11,798(f)
                                                                                      75,000(d)

                                  1995(g)      123,000     71,667       --            50,000            4,868(f)

Jeffrey V. Pirone.............    1997         215,000    136,800       --            80,000           15,636(a)
Executive Vice President and                                                          50,000(c)
Chief Financial Officer                                                               20,000(d)

                                  1996(h)      200,000     86,400       --            55,000            9,310(f)
                                                                                      40,000(c)
                                                                                     100,000(d)

Robert D. Strain..............    1997         210,000     63,400       --            60,000           13,868(a)
Executive Vice President and
General Manager/Electronics       1996(i)      172,667    100,333       11,336(j)     30,000           11,808(f)
  and Sensor Systems Group                                                            20,000(d)

---------------

(a) Includes (i) Company matching and profit-sharing contributions earned under the Company's 401(k) Plan, and (ii) Company profit-sharing contributions under its 1995 Deferred Compensation Plan (the "Deferred Compensation Plan") in the following amounts: Mr. D.W. Thompson, $9,600 and $13,000; Mr. J.R. Thompson, $9,600 and $7,296; Dr. Griffin, $9,600 and $7,150; Mr.
    Pirone, $9,600 and $6,036; and Mr. Strain, $9,600 and $4,268.

(b) Includes $1,420,135 earned under the Performance Share Agreement, adopted in 1996 (the "Performance Share Agreement"), between the Company and Mr. D.W. Thompson. Pursuant to the agreement, Mr. Thompson earned a bonus in 1997, payable to his account under the Deferred Compensation Plan, based on the one-year increase in value of 100,000 shares of Common Stock as determined in January 1997 and in January 1998. The average closing sales price of the Common Stock during January 1998 was $32.28 per share, an increase of $14.20 from the average closing sales price of $18.08 per share during January 1997.

(c) Shares of common stock of Magellan, subject to options granted under the Magellan Option Plan.

(d) Shares of common stock of ORBIMAGE, subject to options granted under the 1996 Stock Option Plan of ORBIMAGE (the "ORBIMAGE Option Plan").

(e) Includes Company matching and profit-sharing contributions under its 401(k) Plan of $11,385 and Company profit-sharing contributions under the Deferred Compensation Plan of $6,060. In addition, includes a $246,000 bonus earned under the Performance Share Agreement and payable to Mr. Thompson's account under the Deferred Compensation Plan. The bonus was based on the one-year increase in value of 50,000 shares of Common Stock as determined in January 1996 and in January 1997. The average closing sales price of the Common Stock during January 1997 was $18.08 per share, an increase of $4.92 from $13.16 per share during January 1996.

(f) Includes Company matching and profit-sharing contributions under the Company's 401(k) Plan and Company profit-sharing contributions under the Deferred Compensation Plan.

(g) Reports compensation earned by Dr. Griffin after he joined the Company in August 1995.

(h) Mr. Pirone was appointed an executive officer of the Company in October
    1996.

(i) Mr. Strain was appointed an executive officer of the Company in October
    1996.

(j) Represents the amount accrued and vested under a Fairchild Space and Defense Corporation ("Fairchild") supplemental executive retirement plan that was terminated after Orbital's acquisition of Fairchild.

OPTION GRANTS IN LAST FISCAL YEAR

     The table below shows information on grants of stock options to the Named Officers under the 1997 Option Plan, the Magellan Option Plan and the ORBIMAGE Option Plan during the fiscal year ended December 31, 1997, which options are reflected in the Summary Compensation Table.

                                                                                             POTENTIAL REALIZED
                                                                                              VALUE AT ASSUMED
                                                                                               RATES OF STOCK
                                                                                             PRICE APPRECIATION
                                                INDIVIDUAL GRANTS                              FOR OPTION TERM
                          --------------------------------------------------------------    ---------------------
                          NUMBER OF
                          SECURITIES    % OF TOTAL
                          UNDERLYING    GRANTED TO    EXERCISE    PRICE ON
                           OPTIONS     EMPLOYEES IN     PRICE      DATE OF    EXPIRATION
          NAME            GRANTED(#)   FISCAL YEAR    ($/SHARE)     GRANT        DATE          5%         10%
          ----            ----------   ------------   ---------   ---------   ----------    --------   ----------
David W. Thompson.......    75,000(a)        4%        $16.50      $16.50       2/04/07     $778,257   $1,972,256
                            30,000(a)        2%         18.25       18.25       7/23/07      344,320      872,574
                            50,000(b)        3%          1.10        1.10      10/22/07       34,589       87,656
                            40,000(c)        8%          4.17        4.17       6/09/07      104,900      265,836

James R. Thompson.......    20,000(a)        1%         16.50       16.50       2/04/07      207,535      525,935
                            10,000(a)        1%         18.25       18.25       7/23/07      114,773      290,858

Michael D. Griffin......    20,000(a)        1%         16.50       16.50       2/04/07      207,535      525,935
                            10,000(a)        1%         18.25       18.25       7/23/07      114,773      290,858
                            50,000(b)        3%          1.10        1.10      10/22/07       34,589       87,656

Jeffrey V. Pirone.......    50,000(a)        3%         16.50       16.50       2/04/07      518,838    1,314,838
                            30,000(a)        2%         18.25       18.25       7/23/07      344,320      872,574
                            50,000(b)        3%          1.10        1.10      10/22/07       34,589       87,656
                            20,000(c)        4%          4.17        4.17       6/09/07       52,450      132,918

Robert D. Strain........    50,000(a)        3%         16.50       16.50       2/04/07      518,838    1,314,838
                            10,000(a)        1%         18.25       18.25       7/23/07      114,773      290,858

---------------

(a) Options granted under the 1997 Option Plan. Options vest in one-third increments over a three-year period.

(b) Options granted under the Magellan Option Plan. Options vest in one-third increments over a three-year period.

(c) Options granted under the ORBIMAGE Option Plan. Options vest in one-third increments over a three-year period.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The table below shows information with respect to the exercise of stock options during fiscal year 1997, as well as the 1997 year-end value of unexercised stock options granted under (i) the 1997 Option Plan and its predecessor 1990 Stock Option Plan, (ii) the Orbital Communications Corporation ("OCC") 1992 Stock Option Plan (the "OCC Option Plan"), (iii) the Magellan Option Plan and (iv) the ORBIMAGE Option Plan. In 1997, none of the Named Officers exercised any options granted under the OCC Option Plan, the Magellan Option Plan or the ORBIMAGE Option Plan.

                                                         NUMBER OF UNEXERCISED               VALUE OF UNEXERCISED
                                                             OPTION SHARES                   IN-THE-MONEY OPTIONS
                         SHARES                          AT DECEMBER 31, 1997                AT DECEMBER 31, 1997
                       ACQUIRED ON      VALUE      ---------------------------------   ---------------------------------
        NAME            EXERCISE      REALIZED      EXERCISABLE      UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
        ----           -----------   -----------   --------------   ----------------   --------------   ----------------
David W. Thompson....        --             --         62,662(a)        143,338(a)       $  880,705        $1,934,651
                                                       18,000(b)             --             435,000                --
                                                       50,000(c)        150,000(c)               --                --
                                                      100,000(d)        140,000(d)           57,000            57,000

James R. Thompson....        --             --         91,996(a)         65,004(a)        1,501,796           931,725
                                                        9,500(b)             --             178,750                --
                                                       10,000(d)         10,000(d)            5,700             5,700

Michael D. Griffin...        --             --         41,662(a)         63,338(a)          564,352           865,398
                                                           --            50,000(c)               --                --
                                                       37,500(d)         37,500(d)           21,375            21,375

Jeffrey V. Pirone....        --             --         45,827(a)        116,673(a)          721,428         1,586,122
                                                        5,250(b)            250(b)          118,875             3,375
                                                       13,334(c)         76,666(c)               --                --
                                                       50,000(d)         70,000(d)           28,500            28,500

Robert D. Strain.....     3,333        $19,165         14,999(a)         84,168(a)          193,287         1,118,936
                                                       10,000(d)         10,000(d)            5,700             5,700

---------------

(a) Options to acquire Common Stock granted under the 1997 Option Plan and 1990 Option Plan.

(b) Options to acquire OCC common stock granted under the OCC Option Plan.

(c) Options to acquire Magellan common stock granted under the Magellan Option Plan.

(d) Options to acquire ORBIMAGE common stock granted under the ORBIMAGE Option Plan.

COMPENSATION COMMITTEE REPORT

     Overview and Philosophy. The Human Resources and Nominating Committee (the "Committee") is composed entirely of independent nonemployee directors and is responsible for evaluating and determining the compensation of the Company's senior executives. The Committee strives to ensure that compensation serves to motivate and retain senior executives while also being in the best interests of the Company and its stockholders. Orbital's philosophy regarding executive compensation is to attract and retain highly qualified people at industry competitive salaries, and to link the financial interests of Orbital's senior management to those of the Company's stockholders by tying compensation to the achievement of operational and financial objectives, including stock price goals. To implement these objectives, the Company's compensation structure has four general components: (i) base salary, (ii) annual cash bonuses and, under certain circumstances, special cash bonuses, (iii) stock options and (iv) stock ownership incentives.

     Base Salary. In the early part of each fiscal year, the Committee reviews with the Chief Executive Officer and approves, with any modifications it deems appropriate, salary levels for the Company's executive officers, including the Named Officers, and certain other senior managers. Generally, the salaries are determined subjectively, intending to reflect the value of the job in the marketplace and the past and expected future contributions of the individual senior executive, as well as the Company's overall growth and profitability.

     Annual Cash Incentive Bonus. Under the Company's incentive bonus plan for 1997, the Chief Executive Officer was eligible to receive a bonus of up to 80 percent of base salary and executive officers of the Company were eligible to receive annual bonuses of up to 40 percent or 50 percent of base salary based on individual, product line group and overall Company performance. In January 1997 and July 1997, the Committee reviewed Company and product line group performance goals recommended by management for purposes of 1997 bonus opportunities. Financial goals included achievement of milestones with respect to revenues, backlog, earnings and cash flow, and the performance of the Company's Common Stock, with greater emphasis placed on earnings and the performance of the Company's Common Stock. Operational goals included space mission reliability and timeliness, new orders and contracts, new product initiatives, and the completion of certain corporate transactions, including acquisitions.

     In July 1997 and January 1998, the Chief Executive Officer evaluated the Company's and the product line groups' performance against the established goals, and presented his evaluation, together with his reasoning and recommended bonus percentages, to the Committee. In January 1998, the Committee then determined, based on the recommendations of the Chief Executive Officer and other members of management and any other factors the Committee considered relevant, the percentage of base salary to be awarded as a bonus to each executive officer and senior manager. In addition, the Committee established a bonus pool for all other eligible employees. The Committee concluded that the Company achieved overall success in meeting its financial goals and substantial success in meeting its operational goals, and in recognition of these achievements, the total bonus percentages awarded to each of the currently employed Named Officers, other than the Chief Executive Officer (discussed below), was 90 percent of the target bonus amount, or 45 percent of annual base salary, as compared to a maximum bonus opportunity of 50 percent.

     The Company also has a policy of awarding special cash bonuses to an individual or a group in recognition of exceptional achievement or effort. This policy is intended to complement the incentive bonus plan. Generally, special bonuses are awarded when the performance of an individual, program or department is perceived to merit extraordinary recognition or compensation in excess of that awarded under the incentive bonus plan. The amounts of special bonuses are determined subjectively, based on such factors as the perceived value to the Company of the achievement, the amount of effort involved and the salary level of the individual. For 1997, the Company awarded special bonuses to two Named Officers, other than the Chief Executive Officer (discussed below). Mr. Pirone received special bonuses aggregating $40,000 in recognition of his exceptional efforts and success in capital market transactions and acquisitions for the Company. Mr. Strain was awarded a special bonus of $10,000 in recognition of his continued success in the financial and operational performance of the electronics and sensor systems business.

     Stock Options. The Committee believes that the award of stock options provides meaningful long-term incentives that are directly related to the enhancement of stockholder value. Under the 1997 Option Plan, stock options are granted at an exercise price equal to the fair market value of the Company's Common Stock on the date of the grant and generally vest over a three-year period. Therefore, the value of the grant to the recipient is directly related to an increase in the price of the Company's Common Stock. The Committee generally approves an annual grant to senior managers, including Named Officers, in the beginning of each year. In addition, stock option grants are periodically approved and awarded throughout the year to individuals, including Named Officers. The number of stock options granted to each individual is determined subjectively based on a number of factors, including the individual's degree of responsibility, general level of performance, ability to affect future Company performance, salary level, option holdings and recent noteworthy achievements. Stock option awards are intended to incentivize employees to work towards achieving operational and financial goals that management believes will ultimately be reflected in stockholder value.

     In addition to the options granted under the 1997 Option Plan, certain senior managers, including certain of the Named Officers, were granted options under the Magellan Option Plan and the ORBIMAGE Option Plan. The Magellan Option Plan was administered by the Committee; the ORBIMAGE Option Plan was administered by ORBIMAGE's Board of Directors. These stock options were granted to incentivize continued efforts by the grantees in assisting each such company's development and operations.

     Stock Ownership Incentives. In 1997, as an incentive to senior management to increase their equity ownership in the Company and thus to further motivate performance, the Committee approved an executive officer loan program that authorizes the Company to make loans of up to $50,000 to an executive officer solely for the purpose of purchasing Common Stock in the open market within a specified period of time. Each loan is for a term of four years with interest deferred. The Company has agreed to forgive one-half of the principal amount and any accrued interest on the third anniversary of the loan and the other one-half on the fourth anniversary of the loan if the executive officer continues to hold all the shares of stock acquired with the loan proceeds on the third anniversary and at least one-half of all such shares on the fourth anniversary. In 1997, four executive officers, including two Named Officers, Messrs. D. W. Thompson and J. R. Thompson, participated in the program.

     Chief Executive Compensation. Based on the Committee's review of the Chief Executive Officer's performance, the overall performance of the Company and compensation levels for comparable positions in the industry, the Committee authorized a merit increase of $75,000 in Mr. Thompson's annual base salary from $300,000 in 1996 to $375,000 effective January 1, 1997. In addition, the Committee increased the Chief Executive Officer's target bonus percentage from 60 percent of base salary for 1996 to 80 percent of base salary for 1997. Based on the factors discussed above under "Annual Cash Incentive Bonus," the total bonus percentage awarded the Chief Executive Officer under the Company's bonus plan in 1997 was 72 percent of his base salary, as compared to an opportunity of 80 percent. In addition, in recognition of Mr. Thompson's exceptional efforts in securing financing for one of the Company's subsidiaries, he was awarded a special bonus of $10,000 in May 1997. Based on the Committee's review of Mr. Thompson's performance and its perceptions as to the level of stock option compensation granted to executive officers at other companies, the Committee approved a grant of 75,000 options to Mr. Thompson in February 1997 and an additional grant of 30,000 options in July 1997. The Committee also approved the grant of 50,000 options for shares of common stock under the Magellan Option Plan in October 1997.

     In 1996, the Committee adopted the Performance Share Agreement with the Chief Executive Officer in order to provide him with further incentive to enhance the financial and operational strength of the Company by directly linking a significant component of his compensation to the amount of appreciation in the Company's Common Stock. Under this agreement, Mr. Thompson was granted 150,000 performance shares of which 100,000 were vested in 1997. In 1997, Mr. Thompson earned a bonus of $1,420,135, which represents the difference between the fair market value of 100,000 vested performance shares on January 30, 1997 ($18.08 per share) and January 31, 1998 ($32.28 per share), as measured by the average closing sales price of the Company's Common Stock for the trading days in January of the relevant year. The bonus vests in two equal annual installments in 1998 and 1999 and is credited to the Chief Executive Officer's deferred compensation account. The Committee believes that the sizable compensation earned by Mr. Thompson under the Performance Share Agreement is well-deserved in view of the approximately $500 million increase in the Company's total market capitalization based on stock price growth from January 1997 to January 1998.

     The foregoing report has been furnished by the Committee members:

Lt. Gen. Kelly H. Burke (Chairman)      Mr. Douglas S. Luke
Dr. John L. McLucas                     Mr. Fred C. Alcorn

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     The following graph compares the yearly cumulative total return on the Company's Common Stock against the cumulative total return on the Nasdaq Stock Market Index of U.S. Companies and the Dow Jones Aerospace/Defense Index for the five-year period commencing on December 31, 1992 and ending on December 31, 1997.

                                   [GRAPH]

                    COMPARISON OF CUMULATIVE TOTAL RETURNS*

                                                       NASDAQ           DOW JONES          ORBITAL
               MEASUREMENT PERIOD                    US COMPANY     AEROSPACE/DEFENSE      SCIENCES
             (FISCAL YEAR COVERED)                     INDEX              INDEX          CORPORATION
DECEMBER 1992                                          100.000           100.000            100.000
DECEMBER 1993                                          114.793           125.886            170.833
DECEMBER 1994                                          112.209           138.408            160.417
DECEMBER 1995                                          158.684           236.297            106.250
DECEMBER 1996                                          195.194           309.973            143.750
DECEMBER 1997                                          239.632           321.669            247.917

* Assumes that the value of the investment in Orbital Common Stock, the Nasdaq Stock Market Index of U.S. Companies and the Dow Jones Aerospace/Defense Index was $100 on December 31, 1992 and that all dividends were reinvested.

INDEMNIFICATION AGREEMENTS

     The Company has entered into substantially identical indemnification agreements with each of its directors, the Named Officers and with certain other officers and senior managers. The agreements provide that the Company shall, to the full extent permitted by the Delaware General Corporation Law, as amended from time to time, indemnify each indemnitee against all loss and expense incurred by the indemnitee because he or she was, is or is threatened to be made a party to any completed, pending or threatened action, suit or proceeding by reason of the fact that he or she was a director, officer, employee or agent of the Company or any of its affiliates, or because the Company has a right to judgment in its favor because of his or her position with the Company or any of its affiliates. The indemnitee will be indemnified so long as he or she acted in good faith and in a manner reasonably believed by him or her to be in or not opposed to the Company's best interest. The agreements further provide that the indemnification thereunder is not exclusive of any other rights the indemnitee may have under the Company's Restated Certificate of Incorporation, By-Laws or any agreement or vote of stockholders and that the Restated Certificate of Incorporation or By-Laws may not be amended to affect adversely the rights of the indemnitee.

     The Company also maintains insurance to indemnify its directors and officers against certain liabilities, for which the Company paid approximately $320,000 in premiums in 1997.

EXECUTIVE EMPLOYMENT AGREEMENTS

     The Company has entered into executive employment agreements with certain officers, including each of the Named Officers. These agreements become effective in the event of a "change of control" (as defined in the agreements) of the Company, and no officer currently receives compensation under these agreements. Upon a "change of control," each officer whose employment is terminated by the Company other than for disability or "cause" (as defined in the agreements), or whose employment is terminated by the executive for "good reason" (as defined in the agreements), within 24 months following such "change of control," would receive his or her full base salary through the termination date, plus the lesser of (i) $500,000 or (ii) two times the sum of 12 times his or her then-current monthly salary plus an amount equal to any bonus paid in the previous year. In addition, all retirement benefits would vest, all insurance benefits would continue for 30 months and all Company stock options would be repurchased by the Company at the difference between the highest price paid in the "change of control" transaction for shares of stock of the same class or series and the exercise price.

RELATED TRANSACTIONS

     Orbital's Board of Directors has adopted a director conflict of interest policy whereby transactions between Orbital and any of its directors or any entity in which a director has a material interest are subject to review and approval by the Company's Audit and Finance Committee. The Company has entered into an agreement with Hays-Fisk, L.L.C. ("Hays-Fisk"), a limited liability corporation in which one of the Company's directors, Dr. Fisk, owns a 50 percent interest, to perform certain work relating to a potential commercial weather satellite system based on technology developed by Hays-Fisk. The Company paid $150,000 to Hays-Fisk in 1997, and expects to retain Hays-Fisk for similar services during 1998. Halprin, Temple, Goodman & Sugrue, a law firm in which the spouse of one of the Company's directors, Ms. Obuchowski, is a partner, has, since 1989, provided the Company with legal services in connection with licensing and regulatory matters involving the Federal Communications Commission ("FCC"). In 1997, the Company and ORBCOMM, a partnership in which the Company has a 50 percent interest, paid the law firm approximately $126,000 and $324,000, respectively, in legal fees relating to FCC matters.

     In September 1997, the Company entered into a loan agreement with Mr. Pirone for the principal amount of $150,000 at the then-current market rate of
6.14 percent to assist in financing the purchase of a residence. Mr. Pirone repaid the entire loan (including interest) in March 1998.

                                   PROPOSAL 2
                  APPROVAL OF AN INCREASE IN NUMBER OF SHARES
               AUTHORIZED FOR ISSUANCE UNDER THE 1997 OPTION PLAN

INTRODUCTION

     The Company's stockholders approved its 1997 Option Plan at last year's Annual Meeting. The 1997 Option Plan provides for the award of stock options and restricted stock to employees (including officers and directors), consultants and advisors of the Company and its subsidiaries in order to attract and retain highly talented persons who are in a position to make significant contributions to the success of the Company, and to encourage them, through stock ownership, to increase their proprietary interest in the Company and their personal interest in its continued success and progress.

     There are currently 1,600,000 shares of Common Stock authorized for issuance under the 1997 Option Plan, of which approximately 136,000 are still available for option or restricted stock grants.

     In January 1998, the Board of Directors adopted an amendment to the 1997 Option Plan to increase the number of shares of Common Stock authorized for issuance under the Plan from 1,600,000 to 3,200,000, subject to stockholder approval. The Board of Directors found that the remaining number of shares available for grant under the 1997 Option Plan was insufficient to adequately attract and provide an incentive to the highly qualified employees necessary for the continued development and success of the Company. An increase in the number of shares also is necessary in view of the growth of the Company's work force due to several acquisitions during 1997. The Board believes that increasing the amount of Common Stock to be issued under the 1997 Option Plan would be adequate for the Company's near-term needs, and therefore recommends that the stockholders approve the amendment to the 1997 Option Plan to effect this increase.

FEATURES OF THE 1997 OPTION PLAN

     Discretionary Grants. The Human Resources and Nominating Committee (the "Committee") has discretion to grant options or restricted stock under the 1997 Option Plan to employees (including officers and directors), consultants and advisors of the Company and of any "subsidiary" of the Company (within the meaning of Section 424(f) of the Internal Revenue Code of 1986, as amended), as designated from time to time by the Committee (approximately 4,000 employees and ten nonemployee directors as of March 1, 1998). The option exercise price for shares is determined by the Committee, provided that all stock options must be granted at an option exercise price of not less than the fair market value of the shares on the date of the grant. Options to acquire no more than 750,000 shares may be granted to any individual during the first ten calendar years of the plan, and no more than 100,000 per year thereafter.

     Formula Grants for Nonemployee Directors. On January 2 of each year, each nonemployee director automatically receives nonstatutory options to purchase 3,000 shares of Common Stock at the fair market value on the date of grant. Ten nonemployee directors are currently eligible to receive grants under the 1997 Option Plan.

     Options. All options granted under the 1997 Option Plan are presumed to be nonstatutory options unless the Committee specifically designates an option as an incentive stock option. The period within which any stock option granted under the 1997 Option Plan may be exercised is a matter of Board discretion, provided that the period cannot exceed ten years from the date of grant. Each option will vest at a rate set forth by the Board in each individual option agreement. The Board may accelerate the time at which an option or installment may be exercised. Generally, options issued under the 1997 Option Plan will vest one-third each year following the grant date for a three-year period and terminate ten years following the grant date. Options granted to nonemployee directors under the formula will vest in their entirety one year from the date of grant. Options will cease vesting upon termination of employment, and in any event expire no later than six months (one year in the case of death or disability) following such termination. The shares underlying any unexercised options that expire or terminate will again be available for award under the 1997 Option Plan.

     Restricted Stock. Under the provisions for awards of restricted stock under the 1997 Option Plan, the Committee may grant to eligible persons shares of Common Stock subject to such restrictions or conditions, if any, deemed appropriate by the Committee. The Committee will establish the conditions of vesting, and the period of time during which the conditions will apply (the "Restricted Period"), at the time of grant. If the termination of a grantee's employment/directorship with Orbital occurs during the Restricted Period, any unvested portion of the award is forfeited unless the Committee, in its discretion, determines otherwise. The Committee will determine on a case-by-case basis the vesting of an award upon the death or "permanent and total disability" of a grantee. Any shares of restricted stock that are forfeited will again be available for award under the 1997 Option Plan. The Committee may, in the agreement evidencing a grant of restricted stock, provide that the grantee will be entitled to vote the shares of Common Stock subject to the award. Upon vesting of an award of restricted stock, including the satisfaction, lapse or waiver of all applicable restrictions and conditions, the grantee will be entitled to receive a stock certificate representing the vested shares.

     Duration, Amendment and Termination. The Board may terminate or amend the 1997 Option Plan without stockholder approval, except that approval would be required to the extent an amendment would cause the Plan to fail to satisfy the incentive stock option requirements of the Code. The Board may also, under certain circumstances, amend the terms of any option previously granted, prospectively or retroactively, although no amendment may materially adversely affect a previously granted option without the consent of the optionee.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve Proposal 2. Abstentions will be considered shares present at the meeting entitled to vote, but since they are not affirmative votes on the proposal, will have the same effect as votes against the proposal. Broker nonvotes will be counted towards a quorum but are not counted for any purpose in determining whether the proposal has been approved.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT TO THE 1997 OPTION PLAN. Unless instructions are given to the contrary, it is the intention of the persons named as proxies to vote the shares to which the proxy is related FOR an amendment to the 1997 Option Plan to increase the number of shares of Common Stock authorized for issuance under such Plan from 1,600,000 shares to 3,200,000 shares.

                                   PROPOSAL 3
                         RATIFICATION OF THE SELECTION
                            OF INDEPENDENT AUDITORS

     The Board of Directors recommends the ratification by the stockholders of the appointment by the Board of KPMG Peat Marwick LLP ("KPMG") as the Company's independent auditors for the fiscal year ending December 31, 1998. KPMG has served as the Company's independent auditors since 1989. A representative of KPMG is expected to be present at the Annual Meeting and will be available to respond to appropriate questions and make such statements as he or she may desire. In the event that the stockholders do not ratify the selection of KPMG, the Board will consider the selection of another firm of independent auditors. The affirmative vote of the holders of a majority of shares properly cast on the proposal, in person or by proxy, will be required to approve Proposal 3. Abstentions will be considered shares present at the meeting entitled to vote, but since they are not affirmative votes on the proposal, will have the same effect as votes against the proposal. Broker nonvotes will be counted towards a quorum, but are not counted for any purpose in determining whether the proposal has been approved.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF SUCH APPOINTMENT. Unless instructions are given to the contrary, it is the intention of the persons named as proxies to vote the shares to which the proxy is related FOR the ratification of the appointment of KPMG.

                           OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 1, 1998 by (i) each person known by the Company to own beneficially more than five percent of the Common Stock, (ii) each director of the Company and each currently employed Named Officer and (iii) all executive officers and directors as a group. Unless otherwise indicated, each of the persons or entities listed below exercises sole voting and investment power over the shares that each of them beneficially owns.

                                                               NUMBER
                      NAME AND ADDRESS                        OF SHARES   PERCENT
                      ----------------                        ---------   -------
FMR Corp....................................................  2,344,854     7.2%
  82 Devonshire Street
  Boston, MA 02109(a)
LGT Asset Management, Inc...................................  1,785,500     5.5%
  50 California Street, 27th Floor
  San Francisco, CA 94111(a)
Fred C. Alcorn(b)...........................................     66,435       *
Kelly H. Burke(b)...........................................     39,230       *
Bruce W. Ferguson(b)(c).....................................    117,741       *
Daniel J. Fink(b)(d)........................................     29,490       *
Lennard A. Fisk(b)..........................................     12,546       *
Michael D. Griffin..........................................         --      --
Jack L. Kerrebrock(b).......................................     31,990       *
Douglas S. Luke(b)..........................................     27,730       *
John L. McLucas(b)..........................................     30,990       *
Janice I. Obuchowski(b).....................................      4,490       *
Jeffrey V. Pirone(b)(d).....................................     79,612       *
Frank L. Salizzoni(b).......................................      6,130       *
Harrison H. Schmitt(b)(d)...................................     14,340       *
Robert D. Strain(b).........................................     29,168       *
David W. Thompson(b)(c).....................................    163,455       *
James R. Thompson(b)(c).....................................    105,810       *
Scott L. Webster(b).........................................    162,400       *
Officers and Directors as a Group
  (22 persons)(b)...........................................  1,195,462     3.5%

---------------
 *  Represents less than one percent of the outstanding shares of stock.

(a) The beneficial ownership of each of FMR Corp. and LGT Asset Management, Inc. is as of December 31, 1997, not March 1, 1998, and is based on a
    Schedule 13G filed by each of them with the Securities and Exchange Commission (the "SEC").

(b) Includes shares issuable upon exercise of currently vested stock options or options that will vest within sixty days of March 1, 1998, in the following amounts: Fred C. Alcorn, 20,000 shares; Kelly H. Burke, 20,000 shares; Bruce
    W. Ferguson, 65,997 shares; Daniel J. Fink, 20,000 shares; Lennard A. Fisk, 10,000 shares; Jack L. Kerrebrock, 20,000 shares; Douglas S. Luke, 20,000 shares; John L. McLucas, 24,000 shares; Janice I. Obuchowski, 3,000 shares; Jeffrey V. Pirone, 79,162 shares; Frank L. Salizzoni, 3,000 shares; Harrison
    H. Schmitt, 11,000 shares; Robert D. Strain, 23,335 shares; David W. Thompson, 110,996 shares; James R. Thompson, 98,750 shares; Scott L. Webster, 33,000 shares; and all officers and directors as a group, 802,853 shares.

(c) Excludes 12,580 shares of Common Stock owned by Mr. Ferguson's wife, 23,000 shares of Common Stock owned by Mr. D.W. Thompson's wife, and 1,385 shares of Common Stock owned by Mr. J.R. Thompson's wife. Messrs. Ferguson, D.W. Thompson and J.R. Thompson disclaim beneficial ownership of such shares.

(d) Includes 500 shares of Common Stock with respect to which Mr. Fink shares voting and investment power with his wife, 1,850 shares of Common Stock with respect to which Dr. Schmitt shares voting and investment power with his wife, and 200 shares of Common Stock with respect to which Mr. Pirone exercises voting and investment power on behalf of his dependent children.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act requires Orbital's executive officers and directors, and persons who beneficially own more than ten percent of the Company's Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish to the Company copies of all Forms 3, 4 and 5 they file. Based solely on the Company's review of the copies of such forms it has received and written representations from certain reporting persons, the Company believes that, except as specified below, all its executive officers and directors complied with all such filing requirements applicable to them with respect to transactions during fiscal year 1997.

     Dr. Lennard A. Fisk's purchase of 564 shares of Common Stock in July 1997 was reported late on his amended Form 4 for the month of July 1997, filed on August 28, 1997.

                             STOCKHOLDER PROPOSALS

     Pursuant to Rule 14a-8 promulgated by the SEC, stockholder proposals intended to be included in the Company's proxy materials for the Company's 1999 annual meeting of stockholders must be received by the Company on or before November 30, 1998 at its principal office, 21700 Atlantic Boulevard, Dulles, Virginia 20166, Attention: Corporate Secretary.

                                 OTHER MATTERS

     Management has no knowledge of any other matter that may come before the Annual Meeting and does not, itself, currently intend to present any such other matter. However, if any such other matter properly comes before the meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their own judgment.

                               PROXY SOLICITATION

     The cost of soliciting proxies will be paid by the Company. Proxies may be solicited without extra compensation by certain directors, officers and regular employees of the Company by mail, telephone or personally. In addition, the Company has retained D.F. King & Co. ("D.F. King") to solicit proxies by personal interview, mail, telephone and telegram and to request brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of Common Stock. The Company will pay D.F. King a fee not to exceed $3,500 covering its services and, in addition, will reimburse D.F. King for expenses and payments made for the Company's account to brokers and other nominees for their expenses in forwarding soliciting material.

     Stockholders are urged to send their proxies without delay. Your cooperation is appreciated.

                          ORBITAL SCIENCES CORPORATION

           Proxy for Annual Meeting of Stockholders -- April 23, 1998


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned appoints David W. Thompson and Leslie C. Seeman and each of them as proxies, with power of substitution and re-substitution to each, to vote at the annual meeting of stockholders of Orbital Sciences Corporation (the "Company") to be held at the Company's headquarters, 21700 Atlantic Boulevard, Dulles, Virginia 20166 on April 23, 1998 at 9:00 a.m. and at any adjournments thereof, all shares of stock of the Company that the undersigned would be entitled to vote if personally present. A majority of said proxies or their substitutes or re-substitutes or any one if only one is present and acting, shall have all the powers of all said proxies. The undersigned instructs said proxies, or their substitutes or re-substitutes, to vote in such manner as they may determine on any matters that may properly come before the meeting as indicated in the Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged, and to vote as specified by the undersigned on the reverse side.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL ITEMS.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS MADE, FOR THE ELECTION OF THE NAMED NOMINEES AS DIRECTORS AND FOR PROPOSALS 2 AND 3.


1. To elect five Directors, each to serve for a three-year term ending in 2001.


     Nominees:     Fred C. Alcorn, Lennard A. Fisk, Jack L. Kerrebrock, David W.
                   Thompson, James R. Thompson

     [ ]  FOR ALL            [ ]  WITHHOLD ALL

     ____________________________________________


     [ ]  FOR ALL NOMINEES EXCEPT AS NOTED ABOVE
     (Instruction: To withhold authority to vote for any nominee(s), write such nominee(s) name(s) above.)

 ...............................................................................

2. Approve the adoption of an amendment to the Company's 1997 Stock Option and Incentive Plan increasing the number of shares of Common Stock authorized for issuance from 1,600,000 to 3,200,000.

     [ ]  FOR           [ ]  AGAINST           [ ]  ABSTAIN
 ...............................................................................

3. Ratify the selection of KPMG Peat Marwick LLP as the Company's independent accountants for the fiscal year ending December 31, 1998.

     [ ]  FOR           [ ]  AGAINST           [ ]  ABSTAIN
 ...............................................................................


Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.


Dated:_________________________, 1998

___________________________________                 For Inspector of
Signature                                           Elections' Use Only


___________________________________                 ____________________
Name (please print)                                 Number of Shares


Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have an authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.